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                                                                     EXHIBIT 5.1




                                    March 18, 1997


Superior National Insurance Group, Inc.
26601 Agoura Road
Calabasas, California 91302

Ladies and Gentlemen:

    You have requested our opinion with respect to 3,205,000 shares of the common stock, no par value (the "Shares"), of Superior National Insurance Group, Inc., a California corporation (the "Company"), which Shares are to be issued in connection with certain transactions contemplated by (i) the Company's 1986 Non-Statutory Stock Option and Non-Statutory Stock Purchase Plan (the "1986 Plan"), pursuant to which the Company will issue shares of its common stock upon the exercise of options granted under such plan and (ii) the Company's 1995 Stock Incentive Plan (the "1995 Plan"), pursuant to which the Company will issue shares of its common stock (a) that will be subject to a repurchase right of the Company ("Restricted Stock") or (b) upon the exercise of certain options granted under such plan. The Shares are the subject of a Registration Statement on Form S-8 (the "Registration Statement"), to which this opinion is attached as an exhibit, to be filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended.

    We have examined (i) the Company's Articles of Incorporation, as amended and restated and currently in effect, (ii) the Company's Bylaws, to date, (iii) the 1986 Plan and (iv) the 1995 Plan. We have also examined the records of corporate proceedings taken in connection with the adoption of each of the 1986 Plan and the 1995 Plan.

    Based upon the foregoing examinations and subject to compliance with the applicable state securities and "blue sky" laws, we are of the opinion that the Shares, when offered, sold and paid for pursuant to the exercise of (i) options granted under each of the 1986 Plan and 1995 Plan and (ii) rights to purchase Restricted Stock under the 1995 Plan, will be duly authorized, validly issued, fully paid and non-assessable.

    We hereby consent to the use of this opinion as an exhibit to the Registration Statement.

                                            Very truly yours,



                                            /s/ Riordan & McKinzie